EXECUTION COPY
                                                                  --------------


                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of March 20, 2003 (this "Agreement"), by and among Bottomline Technologies (de), Inc., a Delaware Corporation (the "Seller" or the "Company"), General Atlantic Partners 74, L.P., a Delaware limited partnership ("GAP LP"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAP Coinvestment"), GapStar, LLC, a Delaware limited liability company ("GapStar"), and GAPCO GmbH & Co. KG, a German limited partnership ("GAPCO KG" and, collectively with GAP LP, GAP Coinvestment and GapStar, the "Purchasers").

         WHEREAS, upon the terms and conditions set forth in this Agreement, Seller proposes to sell, in two closings, to each of the Purchasers the aggregate number of shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company, set forth opposite such Purchaser's name on
Schedule 2.1(a) and, subject to, among other things, the condition set forth in Sections 6.1(b)(iii) and 6.2(b)(iii), Schedule 2.1(b) hereto, for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1(a) and
Schedule 2.1(b) hereto, as the case may be.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Additional Closing" has the meaning set forth in Section 2.3(b) of this Agreement.

         "Additional Closing Date" has the meaning set forth in Section 2.3(b) of this Agreement.

         "Additional Purchased Shares" has the meaning set forth in Section 2.1(b) of this Agreement.

         "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

         "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

         "By-laws" means the Amended and Restated By-laws of the Company in effect on the Closing Date.

         "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company in effect on the Closing Date.

         "Closing Dates" has the meaning set forth in Section 2.3(b) of this Agreement.

         "Closings" has the meaning set forth in Section 2.3(b) of this Agreement.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" has the meaning set forth in the recitals to this Agreement.

         "Company" has the meaning set forth in the preamble to this Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "GAP Coinvestment" has the meaning set forth in the preamble to this Agreement.

         "GAPCO KG" has the meaning set forth in the preamble to this Agreement.

         "GAP LP" has the meaning set forth in the preamble to this Agreement.

         "GapStar" has the meaning set forth in the preamble to this Agreement.

         "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Initial Closing" has the meaning set forth in Section 2.3(a) of this Agreement.

         "Initial Closing Date" has the meaning set forth in Section 2.3(a) of this Agreement.

         "Initial Purchased Shares" has the meaning set forth in Section 2.1(a) of this Agreement.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, voting restriction (statutory or other), lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

         "Nasdaq" has the meaning set forth in Section 2.1(b) of this Agreement.


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

         "Orders" has the meaning set forth in Section 3.2 of this Agreement.

         "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "Purchased Shares" has the meaning set forth in Section 2.1(b) of this Agreement.

         "Purchasers" has the meaning set forth in the preamble to this Agreement.

         "Requirement of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "Seller" has the meaning set forth in the preamble to this Agreement.

         "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.


                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK
                        ---------------------------------

         2.1      Purchases and Sales.

                  (a) Subject to the terms and conditions herein set forth, Seller agrees to sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from Seller, on the Initial Closing Date (as defined below), at a price per share equal to $5.14, the aggregate number of shares of Common Stock set forth opposite such Purchaser's name on Schedule 2.1(a) hereto, for the aggregate purchase price set forth opposite such Purchaser's name on
Schedule 2.1(a) hereto (all of the shares of Common Stock being purchased pursuant to Section 2.1(a) being referred to herein as the "Initial Purchased Shares").

                  (b) Subject to the terms and conditions herein set forth, including the receipt of a written statement by the Company from The Nasdaq National Market (the "Nasdaq") confirming that the issuance of the Additional Shares does not require stockholder approval,

Seller agrees to sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from Seller, on the Additional Closing Date (as defined below), at a price per share equal to $5.14, the aggregate number of shares of Common Stock set forth opposite such Purchaser's name on Schedule 2.1(b) hereto, for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1(b) hereto (all of the shares of Common Stock being purchased pursuant to Section 2.1(b) being referred to herein as the "Additional Purchased Shares" and, together with the Initial Purchased Shares, the "Purchased Shares").

         2.2 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares to the Purchasers to fund the Company's working capital, acquisitions and strategic investments.

         2.3      Closings.

                  (a) Subject to the satisfaction or waiver of the conditions set forth in Section 6.1(a) and Section 6.2(a), the closing of the sale and purchase of the Initial Purchased Shares (the "Initial Closing") shall take place at the offices of Paul, Weiss, Rifkind Wharton & Garrison LLP, at 10:00 a.m., local time, on the Business Day upon which the conditions set forth in Section 6.1(a) and Section 6.2(a) are satisfied or waived as provided therein, or at such other time, place and date that Seller and the Purchasers may agree in writing (the "Initial Closing Date").

                  (b) Subject to the satisfaction or waiver of the conditions set forth in Section 6.1(b) and Section 6.2(b), the closing of the sale and purchase of the Additional Purchased Shares (the "Additional Closing") shall take place at the offices of Paul, Weiss, Rifkind Wharton & Garrison LLP, at 10:00 a.m., local time, on the Business Day upon which the conditions set forth in Section 6.1(b) and Section 6.2(b) are satisfied or waived as provided therein, or at such other time, place and date that Seller and the Purchasers may agree in writing (the "Additional Closing Date"). The Additional Closing and the Initial Closing are collectively referred to as the "Closings" and the date of the Additional Closing and the Initial Closing are collectively referred to as the "Closing Dates."


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         The Company represents and warrants to each of the Purchasers as follows:

         3.1 Corporate Existence and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged; and (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the assets, business, properties, operations or condition (financial or otherwise) of the Company and its


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

Subsidiaries, taken as a whole. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

         3.2 Authorization; No Contravention; DGCL Section 203. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or the By-laws or the organizational documents of any of the Subsidiaries; (c) except as set forth on Schedule 3.2(c) hereto, do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries or any Requirement of Law applicable to the Company or any of its Subsidiaries; and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Authority against, or binding upon, the Company or any of its Subsidiaries. The purchase and sale of all of the Purchased Shares has been approved by the Company's Board of Directors for purposes of Section 203 of the Delaware General Corporation Law. 3.3 Governmental Authorization; Third Party Consents. Except as set forth on Schedule 3.3 and assuming receipt of a written statement from Nasdaq confirming that the issuance of the Additional Shares does not require stockholder approval, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Purchased Shares) by, or enforcement against, the Company of this Agreement or the transactions contemplated hereby.

         3.4 Binding Effect. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

         3.5 Private Offering. No form of general solicitation or general advertising was used by Seller or its representatives in connection with its issuance of the Purchased Shares. No registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, is required by the offer or sale of the Purchased Shares to the Purchasers.

         3.6 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which 16,177,450 shares are issued and 15,583,613 shares are outstanding and (ii) 4,000,000 shares of Preferred Stock, none of which are issued and outstanding. The Purchased Shares are duly authorized, and when issued and sold to the Purchasers after payment therefor, will be validly issued, fully paid and non-assessable, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all other Liens. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws.

         3.7 Registration Rights. The Purchased Shares are "Registrable Securities," as defined in the Registration Rights Agreement by and among the Company and the Purchasers, dated as of January 15, 2002.

         3.8 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
                ------------------------------------------------

         Each of the Purchasers hereby represents and warrants, severally and not jointly, to Seller as follows:

         4.1 Existence and Power. Such Purchaser has the requisite partnership or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement.

         4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary limited partnership or limited liability company, as the case may be, action, (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser (except for the Lien created on the Purchased Shares purchased by GapStar) and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

         4.3 Governmental Authorization; Third Party Consents. Assuming receipt of a written statement from Nasdaq confirming that the issuance of the Additional Shares does not require stockholder approval, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Purchaser of this Agreement or the transactions contemplated hereby.

         4.4 Binding Effect. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

         4.5 Restricted Securities. The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America. Such Purchaser understands that such Purchased Shares are "restricted securities" within the meaning of Rule 144 under the Securities Act and that the Purchased Shares cannot be sold, transferred or otherwise disposed of except in compliance with the Securities Act and applicable state securities laws, as then in effect.

         4.6 Accredited Investor. Such Purchaser is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act.


                                   ARTICLE V

                                 VOTING RIGHTS
                                 -------------

         5.1      Voting Rights.

                  (a) Subject to Section 5.2, each Purchaser covenants and agrees that from the Additional Closing Date and until such time as the Purchasers and their affiliates own in the aggregate less than 20% of the outstanding Common Stock of the Company, at which time this Section 5.1 shall automatically terminate (unless earlier terminated pursuant to Section 5.2), each Purchaser hereby grants to, and appoints, the Company, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote such number of Additional Purchased Shares which, if aggregated with all other shares of Common Stock owned by the Purchasers and their affiliates, would result in the ownership by the Purchasers and their affiliates of 20% or more of the outstanding Common Stock, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company.

                  (b) Except as otherwise provided for herein, each Purchaser hereby (i) affirms that the proxy is coupled with an interest and, except as provided in Section 5.2, may under no circumstances be revoked, and
(ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof. Notwithstanding any other provisions of this Agreement, the proxy granted hereunder shall automatically terminate upon the termination of this Section 5.1 or as provided in Section 5.2, whichever is earlier.

                  (c) The parties hereto agree that irreparable damage would occur in the event any provision of this Section 5.1 was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         5.2 Stockholder Approval. If the Additional Closing is consummated, then prior to its next annual meeting of stockholders, the Company shall prepare and file with the Commission a proxy statement of the Company relating to such annual meeting that will include, among other things, the solicitation of the Company's stockholders for the ratification of the issuance and sale of the Additional Purchased Shares to the Purchasers (the "Proxy Statement"). The Company shall use its reasonable best efforts to cause the Proxy Statement to be approved by the Commission and mailed to the Company's stockholders prior to such annual meeting. The Purchasers shall furnish all information concerning themselves as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, including Section 14(a) thereof and the respective regulations promulgated thereunder and the rules and regulations of Nasdaq. The Proxy Statement shall include the unconditional recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote, as required by Nasdaq, in favor of the ratification of the issuance of Additional Purchased Shares. The Company shall use reasonable efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the ratification of the issuance Additional Purchased Shares. If the Company's stockholders ratify such issuance and sale of the Additional Purchased Shares to the Purchasers, then Section 5.1 shall automatically terminate and the proxy therein shall be irrevocably terminated.


                                   ARTICLE VI
                              CONDITIONS TO CLOSING


         6.1      Conditions to the Obligation of the Purchasers to Close.

                  (a) The obligation of the Purchasers to purchase the Initial Purchased Shares at the Initial Closing, to pay the purchase price therefor at the Initial Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers of the following conditions on or before the Initial Closing Date.

                           (i) The representations and warranties of Seller contained in Article III hereof shall be true and correct in all respects at and on the Initial Closing Date.

                           (ii) Seller shall have delivered to each Purchaser a stock certificate representing the number of Initial Purchased Shares to be purchased on the Initial Closing as set forth opposite such Purchaser's name on Schedule 2.1(a) hereto.

                           (iii) Seller shall have delivered to the Purchasers the opinion of Hale and Dorr LLP delivered by Seller to the Company's transfer agent in order to register the Additional Purchased Shares in the name of the Purchasers.


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

                           (iv) The Purchasers shall have received an opinion of Hale and Dorr LLP, dated the Initial Closing Date, relating to the transactions contemplated by this Agreement.

                           (v) The Company shall have performed and complied with all of its agreements and conditions set forth herein that are required to be performed or complied with thereby on or before the Initial Closing Date.

                           (vi)   The Purchasers shall have received a
                  certificate from the Company, in form and substance satisfactory to the Purchasers, dated the Initial Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying that the attached copy of the resolutions of the Board of Directors approving this Agreement and the transactions contemplated hereby (including an approval of the foregoing for purposes of Section 203 of the Delaware General Corporation Law) are all true, complete and correct and remain unamended and in full force and effect.

                           (vii)   The Purchasers shall have received a
                  certificate from the Company, in form and substance satisfactory to the Purchasers, dated the Initial Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company on behalf of the Company, certifying the matters set forth in Sections 6.1(a)(i) and 6.1(a)(v).

                  (b) The obligation of the Purchasers to purchase the Additional Purchased Shares at the Additional Closing, to pay the purchase price therefor at the Additional Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers of the following conditions on or before the Additional Closing Date.

                           (i) The representations and warranties of Seller contained in Article III hereof shall be true and correct in all respects at and on the Additional Closing Date.

                           (ii) Seller shall have delivered to each Purchaser a stock certificate representing the number of Additional Purchased Shares to be purchased on the Additional Closing as set forth opposite such Purchaser's name on Schedule 2.1(b) hereto.

                           (iii) Seller and the Purchasers shall have received a written statement from Nasdaq, in form and substance reasonably satisfactory to Seller and the Purchasers, confirming that the issuance of the Additional Purchased Shares does not require stockholder approval.

                           (iv) The Company shall have performed and complied with all of its agreements and conditions set forth herein that are required to be performed or complied with thereby on or before the Additional Closing Date.

                           (v)    The Purchasers shall have received a
                  certificate from the Company, in form and substance satisfactory to the Purchasers, dated the Additional Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying that the attached copy of the resolutions of the Board of Directors approving this Agreement and the transactions contemplated hereby (including an approval of the foregoing for purposes of Section 203 of the Delaware General Corporation Law) are all true, complete and correct and remain unamended and in full force and effect.

                           (vi)   The Purchasers shall have received a
                  certificate from the Company, in form and substance satisfactory to the Purchasers, dated the Additional Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company on behalf of the Company, certifying the matters set forth in Sections 6.1(b)(i) and 6.1(b)(iv).

         6.2      Conditions to the Obligation of the Seller to Close.

                  (a) The obligation of Seller to issue the Initial Purchased Shares shall be subject to the satisfaction as determined by, or waiver by, Seller of the following conditions on or before the Initial Closing Date.

                           (i) The representations and warranties of the Purchasers contained in Article IV of this Agreement shall be true and correct in all respects at and on the Initial Closing Date.

                           (ii) Simultaneously with the Initial Closing, each Purchaser shall have wired to Seller's account designated in writing by Seller to the Purchasers prior to the Initial Closing Date, the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1(a) hereto.

                  (b) The obligation of Seller to issue the Additional Purchased Shares shall be subject to the satisfaction as determined by, or waiver by, Seller of the following conditions on or before the Additional Closing Date.

                           (i) The representations and warranties of the Purchasers contained in Article IV of this Agreement shall be true and correct in all respects at and on the Additional Closing Date.

                           (ii) Simultaneously with the Additional Closing, each Purchaser shall have wired to Seller's account designated in writing by Seller to the Purchasers prior to the Additional Closing Date, the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1(b) hereto.

                           (iii) Seller and the Purchasers shall have received a written statement from Nasdaq, in form and substance reasonably satisfactory to

                  Seller and the Purchasers, confirming that the issuance of the Additional Purchased Shares does not require stockholder approval.


                                  ARTICLE VII

                            TERMINATION OF AGREEMENT
                            ------------------------

         7.1 Termination Prior to the Initial Closing. This Agreement may be terminated prior to the Initial Closing as follows:

                  (a) at any time on or prior to the Initial Closing Date, by mutual written consent of Seller and the Purchasers;

                  (b) at the election of either Seller or the Purchasers by written notice to the other at any time after 5:00 p.m., New York time, on March 28, 2003, if the Initial Closing shall not have occurred; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Initial Closing to occur on or before such date;

                  (c) at the election of Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of any of the Purchasers contained in this Agreement, which breach (i) would cause the conditions set forth in Section 6.2(a) not to be satisfied and
(ii) is incapable of cure or has not been cured within five (5) Business Days of notice to the Purchasers of such breach; or

                  (d) at the election of the Purchasers, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach (i) would cause the conditions set forth in Section 6.1(a) not to be satisfied and (ii) is incapable of cure or has not been cured within five (5) Business Days notice to Seller of such breach.

         7.2 Effect of Termination Prior to the Initial Closing. If this Agreement is terminated prior to the Initial Closing and the transactions contemplated hereby are not consummated as described above, (a) this Agreement shall become void and of no further force and effect, except for the provisions of this Section 7.2 and Articles I and VIII, (b) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 7.1(a) or Section 7.1(b), and (c) nothing shall relieve any of the parties from liability for actual damages resulting from a termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(d); provided, however, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

         7.3 Termination Prior to the Additional Closing. If the Initial Closing is consummated, then Sections 2.1(b) and 2.3(b) and the obligations of the Company and the Purchasers to consummate the purchase and sale of the Additional Purchased Shares and the Additional Closing may be terminated prior to the Additional Closing as follows:

                  (a) at any time on or prior to the Additional Closing Date, by mutual written consent of Seller and the Purchasers;

                  (b) at the election of either Seller or the Purchasers by written notice to the other at any time after 5:00 p.m., New York time, on April 11, 2003, if the Additional Closing shall not have occurred, unless, in either case, such date is extended by the mutual written consent of Seller and the Purchasers; provided, however, that the right to terminate this Agreement under this Section 7.3(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Additional Closing to occur on or before such date;

                  (c) at the election of Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of any of the Purchasers contained in this Agreement, which breach (i) would cause the conditions set forth in Section 6.2(b) not to be satisfied and
(ii) is incapable of cure or has not been cured within five (5) Business Days of notice to the Purchasers of such breach; or

                  (d) at the election of the Purchasers, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach (i) would cause the conditions set forth in Section 6.1(b) not to be satisfied and (ii) is incapable of cure or has not been cured within five (5) Business Days notice to Seller of such breach.

         7.4 Effect of Termination Prior to the Additional Closing. If the Initial Closing is consummated, but Sections 2.1(b) and 2.3(b) and the obligations of the Company and the Purchasers to consummate the purchase and sale of the Additional Purchased Shares and the Additional Closing terminate pursuant to Section 7.3, then (a) this Agreement shall remain in full force and effect, except for Sections 2.1(b) and 2.3(b) and the obligations of the Company and the Purchasers to consummate the purchase and sale of the Additional Purchased Shares and the Additional Closing, which shall terminate and become void and of no further force and effect, (b) none of the parties hereto shall have any liability in respect of a termination pursuant to Section 7.3(a) or
Section 7.3(b), including as a result of the failure to satisfy the conditions contained in Sections 6.1(b)(iii) and 6.2(b)(iii) and (c) nothing shall relieve any of the parties from liability for actual damages resulting from a termination pursuant to Section 7.3(c) or Section 7.3(d); provided, however, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.


                                  ARTICLE VIII

                                  MISCELLANEOUS
                                  -------------

         8.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the Closing Date, except for the representations and warranties made in Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.7 and 3.8, which representations and warranties shall survive until the third anniversary of the Initial Closing Date.

         8.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                        if to Seller:

                        Bottomline Technologies (de), Inc.
                        325 Corporate Drive
                        Portsmouth, NH  03801
                        Telephone: (603) 436-0700
                        Telecopy:  (603) 427-6556
                        Attention:  President

                        with a copy to:

                        Hale and Dorr LLP
                        60 State Street
                        Boston, MA 02109
                        Telephone:  (617) 526-6000
                        Telecopy:  (617) 526-5000
                        Attention: John A. Burgess, Esq.

                        if to the Purchasers:

                        c/o General Atlantic Service Corporation
                        3 Pickwick Plaza
                        Greenwich, CT 06830
                        Telephone:  (203) 629-8600
                        Telecopy:  (203) 622-8818
                        Attention:  Matthew Nimetz

                        with a copy to:

                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, NY 10019-6064
                        Telephone:  (212) 373-3000
                        Telecopy:  (212) 757-3990
                        Attention:  Douglas A. Cifu, Esq.


         All such notices, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) one Business Day after being sent, if sent via a reputable nationwide overnight courier service guaranteeing next business day delivery; (iii) five (5) Business Days after being sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and (iv) when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 8.2 designate another address or Person for receipt of notices hereunder. Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party to whom it is given.

         8.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchasers may assign any of their rights under this Agreement to any of their respective affiliates (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), provided that each such assignee shall make the representations and warranties under Article IV. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

         8.4      Amendment and Waiver.

                  (a) No failure or delay on the part of Seller or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Seller or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by Seller and the Purchasers purchasing a majority of the Purchased Shares and (ii) only in the specific instance and for the specific purpose for which made or given.

         8.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         8.6 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         8.7 Expenses. Each of Seller and the Purchasers shall bear its or his own costs and expenses incurred in connection with the negotiation, execution and consummation of this Agreement.

         8.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         8.9 Entire Agreement. This Agreement, together with the schedules hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the schedules hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         8.10 Public Announcements. Following the date hereof, the Company shall be permitted to issue a press release relating to this Agreement and the transactions contemplated hereby. The Purchasers shall have the opportunity to review and comment on such press release prior to its issuance, which review and comment shall be provided as expeditiously as possible and in any event within 48 hours of delivery of such press release by the Company to the Purchasers, and such press release shall be in form and substance reasonably satisfactory to the Purchasers. Except as set forth in the previous sentence, neither the Company, nor the Purchasers will issue any press release or make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except to the extent such party reasonably believes such press release or public statement is required by applicable law or stock market regulations; provided however that the Company and the Purchasers may make reasonable public statements consistent with prior public statements otherwise permitted under this Section 8.10; and provided further, that GAP LLC may disclose on its worldwide web page, www.gapartners.com, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company, the Company's logo and the aggregate amount of the Purchaser's investment in the Company. Notwithstanding the foregoing, the Company will not use or refer to the name of any Purchaser in any public statement or disclosure without the consent of such Purchaser except to the extent that such party reasonably believes such statement or disclosure is required by applicable law or stock market regulations.

         8.11 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or perform the provisions of this Agreement.


                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

                                 BOTTOMLINE TECHNOLOGIES (de), INC.


                                 By: /s/ Joseph L. Mullen
                                     -------------------------------------------
                                     Name:   Joseph L. Mullen
                                     Title:  President and Chief Executive
                                             Officer


                                 GENERAL ATLANTIC PARTNERS 74, L.P.
                                 By:  General Atlantic Partners, LLC,
                                      its General Partner


                                 By: /s/ Matthew Nimetz
                                     -------------------------------------------
                                     Name:   Matthew Nimetz
                                     Title:  A Managing Member


                                 GAP COINVESTMENT PARTNERS II, L.P.


                                 By: /s/ Matthew Nimetz
                                     -------------------------------------------
                                     Name:   Matthew Nimetz
                                     Title:  A General Partner


                                 GAPSTAR, LLC
                                 By:  General Atlantic Partners, LLC,
                                      its Sole Member


                                 By: /s/ Matthew Nimetz
                                     -------------------------------------------
                                     Name:   Matthew Nimetz
                                     Title:  A Managing Member


                                 GAPCO GMBH & CO. KG
                                 By:  GAPCO Management GmbH, its general partner


                                 By: /s/ Matthew Nimetz
                                     -------------------------------------------
                                     Name:   Matthew Nimetz
                                     Title:  Managing Director

                                                                 Schedule 2.1(a)
                                                                 ---------------



                   INITIAL PURCHASED SHARES AND PURCHASE PRICE


================================================================================

           Purchaser           Initial Purchased Shares         Purchase Price
           ---------           ------------------------         --------------


GAP LP                                222,530                   $1,143,804.20

GapStar                                17,575                     $ 90,335.50

GAPCO KG                                  348                     $  1,788.72

GAP Coinvestment                       29,547                    $ 151,871.58

                    Total:            270,000                    $1,387,800.00

================================================================================

                                                                 Schedule 2.1(b)
                                                                 ---------------


                 ADDITIONAL PURCHASED SHARES AND PURCHASE PRICE


================================================================================

          Purchaser          Additional Purchased Shares        Purchase Price
          ---------          ---------------------------        --------------

GAP LP                                601,654                   $3,092,501.56

GapStar                                47,518                    $ 244,242.52

GAPCO KG                                  941                     $  4,836.74

GAP Coinvestment                       79,887                    $ 410,619.18

                    Total:            730,000                   $3,752,200.00

================================================================================